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Exhibit 10.59

AGILENT TECHNOLOGIES, INC.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated Effective as of November 1, 2005)

Section 1.    Establishment and Purpose of Plan.

        The Agilent Technologies, Inc. 2005 Deferred Compensation Plan for Non-Employee Directors (the "Plan") was adopted and established effective as of November 1, 2004. The Plan continues the program of deferred compensation embodied in the document for the Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Prior Plan Document") in a manner designed to comply with the requirements of the American Jobs Creation Act of 2004. The rules of this Plan document, rather than those of the Prior Plan Document, will govern new deferrals. The Plan was amended and restated effective as of November 1, 2005.

        The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Director and Agilent, in which the Director agrees to give up a percentage of the Director's cash portion of his or her annual retainer and/or committee fees in exchange for Agilent's unfunded and unsecured promise to make a payment at a future date, as specified in Section 6. Agilent retains the right, as provided in Section 13, to amend or terminate the Plan at any time. Certain capitalized words used in the text of the Plan are defined in Section 21 in alphabetical order.

Section 2.    Participation in the Plan.

        All Directors are eligible to defer some or all of the cash portion of their annual retainer and committee fees.

Section 3.    Timing and Amounts of Deferred Compensation.

        3.1   Annual Retainer/Committee Fees Deferral.

          (a)   Timing of Annual Retainer/Committee Fees Deferral.    With respect to each Plan Year, a Director must make an election, if any, to defer a percentage of the cash portion of his or her annual retainer payment and/or committee fees otherwise becoming payable during such Plan Year on or before December 31, or such earlier date established by the Committee, of the preceding the Plan Year. All such elections shall be made in accordance with any procedures established by the Committee. The term "Plan Year" shall mean the one-year period beginning on March 1 and ending on the next subsequent February 28, or February 29, as the case may be. A newly elected or appointed Director must make an initial deferral election, if any, within 30 days of becoming a Director.

          (b)   Amount of Annual Retainer/Committee Fees Deferral.    A Director may defer with respect to a Plan Year any portion, up to 100%, of any annual cash retainer payment and/or committee fees to which he or she may become entitled during such Plan Year, so long as the deferral amount is expressed in terms of a dollar amount or a whole percentage point. Once an election is made by a Director to defer any portion or all of an annual cash retainer payment and/or committee fees, the appropriate dollar amount will be withheld from the annual cash retainer or committee fee, as the case may be, at the time that this amount would have otherwise been paid.

        3.2   Suspension.    A Director's participation in the Plan shall be suspended for any period during which he or she ceases to qualify as a Director, but is then an employee of Agilent or one of its affiliates. However, during such suspension period, the Director's Deferral Account shall continue to share in the Plan.

        3.3   Committee Discretion.    Notwithstanding anything in this Section 3 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid deferral election under this Section 3, in any manner it deems appropriate; provided, however, that any alteration must comply with Section 409A of the Code, and any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

        3.4   Deferred Share Credits.    Effective November 1, 2005, a Director's Deferral Account shall automatically be credited with a deemed investment in Shares ("Deferred Share Credits") as provided under the Agilent Technologies, Inc. 1999 Non-Employee Director Stock Plan (the "Director Stock Plan"). The number of Shares credited under this Section 3.4 shall be determined under the Director Stock Plan. The right to Shares credited under this Section 3.4 shall vest and become nonforfeitable as provided in the Director Stock Plan.

Section 4.    Deferral Accounts.

        4.1   Crediting in General.    Amounts deferred pursuant to Section 3 above shall be credited to a Deferral Account in the name of the Director. Deferred Amounts arising from deferrals of annual cash retainer payments or committee fees shall be credited to a Deferral Account as soon as practicable after the time that such deferred annual retainer or committee fees would otherwise have been paid. Deferred Amounts in the form of Deferred Share Credits shall be credited as provided in the Director Stock Plan. The Director's rights in the Deferral Account shall be no greater than the rights of an unsecured general creditor of Agilent. Deferred Amounts invested hereunder shall for all purposes be part of the general funds of Agilent. Any payout to a Director of amounts credited to a Director's Deferral Account is not due, nor is such amount ascertainable, until the Payout Commencement Date.

Section 5.    Investment of Deferred Amounts; Dividends

        5.1   Investment of Deferred Amounts.    Amounts deferred pursuant to Section 3 above shall be deemed to be invested wholly in Shares.

        5.2   Determination of Number of Shares.    The number of Shares in which the Deferred Amount credited to a Director's Deferral Account on a Payment Date (as defined below) shall be determined by dividing the dollar value of such Deferred Amount by the Fair Market Value of a share of the common stock of Agilent Technologies, Inc. on the Payment Date. For purposes of this Plan, the term "Payment Date" shall mean the payment date as specified and established by the Committee under the Director Stock Plan.

        5.3   Fair Market Value.    For purposes of this Plan, the term "Fair Market Value" shall mean the average of the high and low trading prices of a share of the common stock of Agilent Technologies, Inc. on the applicable date as reported in The Wall Street Journal or such other source as the Company deems reliable.

        5.4   Timing of Investment.    With respect to all Plan Years, investment of the Directors' Deferral Amounts in the Shares under the Agilent Stock Fund will be made automatically on the Payment Date.

        5.5   Dividends.    Shares credited to a Director's Deferral Account will be credited with dividend equivalents until such amounts are paid out to the Director under this Plan as set forth in Section 6. All dividend equivalents attributable to the Deferral Account shall be added to the liability of and retained therein by Agilent. Any such addition to the liability shall be appropriately reflected on the books and records of Agilent and identified as an addition to the total sum owing the Director. All such dividend equivalents shall be automatically reinvested in additional Shares under the Plan. Dividend equivalents attributable to unvested Shares shall be unvested.

Section 6.    Payout to Directors.

        6.1   Termination.    If a Director's Deferral Account balance is equal to or greater than $25,000 on the Termination Date, the form and commencement of such benefit may be made in accordance with the Director's election at the time of deferral and this Section 6.1. If a Director's Deferral Account balance is less than $25,000 on the Termination Date, the form of such benefit shall be a single lump sum payout in the first pay period in January of the year following the Termination Year.

          (a)    Form of Payout.    A Director making a valid election under this Section 6.1 may elect to receive either (i) a single lump sum payout in the first pay period in January of the year following the Termination Year, or (ii) a payout in annual installments over a five (5) to fifteen (15) year period beginning in the first pay period in January following the Termination Year. Payment of the Director's Deferral Account shall be made in the form of Shares.

          (b)    Commencement of Payout.    A Director making a valid election under this Section 6.1 may elect to further defer the Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 6.1(a), by an additional one (1), two (2) or three (3) years.

          (c)    Dividend Equivalents on Deferral Accounts.    Whatever the form of payout under Section 6, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Director shall continue to be credited with dividend equivalents until all amounts in such an account are paid out to the Director.

        6.2   Default Form and Commencement of Payout.    If a valid election under Section 6.1 is not made, and the Director's Deferral Account balance is equal to or greater than $25,000 on the Termination Date, then the Director shall receive his or her payout in annual installments over the fifteen (15) year period beginning in the first pay period in January following the Termination Year. If, however, such Deferral Account balance is less than $25,000 on the Termination Date, then the Director shall receive a single lump sum payout in the first pay period in January following the Termination Year.

        6.3   Death of Director.    If a Director dies and an election was made under Section 6.1, the Beneficiary will be paid according to the election even though the election was not made twelve (12) months or more prior to the Director's death. If the Director dies and no valid election was made, and the Director's Deferral Account balance is equal to or greater than $25,000 on the date of death, then the Beneficiary will receive the payout in annual installments over the fifteen (15) year period beginning in the first pay period in January in the calendar year following the year of the Director's death. If, however, such Deferral Account balance is less than $25,000 on the date of death, then the Beneficiary shall receive a single lump sum in the first pay period in January of the year following the year of death.

        6.4   Committee Discretion.    Notwithstanding anything in this Section 6 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid election, and the timing, form and amount of any payout, in any manner it deems appropriate (except that a Director who is then serving as a member of the Committee may not participate in any such decision that affects his or her Deferral Account); provided, however, that any alteration must comply with Section 409A of the Code, and any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

        6.5   Specified Employees.    Notwithstanding any other Plan provision, no payment to a "specified employee" (as defined in Section 409A of the Code) shall commence earlier than six (6) months after the date of such individual's Termination Date (except in the case of a termination by death). The commencement of a validly elected payment shall be delayed to the day that is six (6) months after such separation.

Section 7.    Hardship Provision for Unforeseeable Emergencies.

        Neither the Director nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6. However, such credited amounts may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by a sudden and unexpected illness or accident of the Director or of a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director's or Beneficiary's control, (2) such circumstances would result in severe financial hardship to the individual if early withdrawal is not permitted, and (3) any other requirements established under the Code and regulations promulgated thereunder, applying the standards established under Section 457 of the Code and the regulations promulgated thereunder, are satisfied. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Director's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Director's child to college or the desire to purchase a home.

        The Committee shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount necessary to meet the emergency. The Committee's decision is final and binding on all interested parties. A Director who is then serving as a member of the Committee shall not vote on whether or not he or she is eligible for such a hardship withdrawal.

Section 8.    Designation of Beneficiaries.

        The Director shall, in accordance with procedures established by the Committee, (1) designate one or more Beneficiaries hereunder, and (2) shall have the right thereafter to change such designation. In the case of a Director's death, payment due under this Plan shall be made to the designated Beneficiary or Beneficiaries or, in the absence of such designation, by will or the laws of descent and distribution in the Director's state of residence at the time of his or her death.

Section 9.    Change in Control.

        9.1   Discretion to Accelerate.    In the event of a proposed change in control of Agilent, as defined below, the Committee shall have complete authority and discretion, but no obligation, to accelerate payments of all Directors, both terminated and active Directors.

        9.2   Proposed Change in Control.    A "proposed change in control" shall mean (1) a tender offer by any person or entity, other than Agilent or an Agilent subsidiary, to acquire securities representing 40 percent or more of the voting power of Agilent or (2) the submission to Agilent's shareholders for approval of a transaction involving the sale of all or substantially all of the assets of Agilent or a merger of Agilent with or into another corporation.

        9.3   Request for Negotiation.    The Committee may also ask the Board of Directors to negotiate, as part of any agreement involving the sale or merger of Agilent, or a sale of substantially all of Agilent's assets or a similar transaction, terms providing for protection of Directors and their interests in the Plan.

Section 10.    Limitation on Assignments.

        Benefits under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Director or the Director's Beneficiary and any attempt to do so shall be void.

Section 11.    Administration.

        11.1     Administration by Committee.    The Committee shall administer the Plan. Notwithstanding any provision of the Plan to the contrary, no member of the Committee shall be entitled to vote on any matter which would create a significant risk that such member could be treated as being in constructive receipt of some or all of his or her Deferral Account. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties, including shareholders, Directors, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities, as it deems appropriate.

        11.2     Books and Records.    Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of Agilent at its expense and subject to supervision and control of the Committee.

Section 12.    No Funding Obligation.

        Agilent is under no obligation to transfer amounts credited to the Director's Deferral Account to any trust or escrow account, and Agilent is under no obligation to secure any amount credited to a Director's Deferral Account by any specific assets of Agilent or any other asset in which Agilent has an interest. This Plan shall not be construed to require Agilent to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Agilent may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a grantor trust or such other equivalent arrangements as Agilent may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of Agilent nor the rights of the Directors under the Plan as provided in this document. Neither the Director nor his or her estate shall have any rights against Agilent with respect to any portion of the Deferral Account except as a general unsecured creditor. No Director has an interest in his or her Deferral Account until the Director actually receives the deferred payment; provided, that Agilent may, in its sole discretion and in accordance with applicable law, make arrangements to allow a Director to direct the voting of Shares deemed to be credited to the Director's Deferral Account.

Section 13.    Amendment and Termination of the Plan.

        Agilent, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already credited to Deferral Accounts will continue to be owed to the Directors or Beneficiaries and continue to be a liability of Agilent. Any amendment or termination of the Plan will not affect the entitlement of any Director or the Beneficiary of a Director who terminates service before the amendment or termination. All benefits to which any Director or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Director terminates service and shall not be affected by any subsequent change in the provisions of the Plan; provided, however, that Agilent reserves the right to change the basis of return on investment of the Deferral Account with respect to any Director or Beneficiary. Directors or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan. Notwithstanding any other provision of the Plan, Agilent may without Director or Beneficiary consent amend the Plan or change the Plan's administrative rules and procedures to comply with Section 409A of the Code.

Section 14.    Adjustment on Changes in Capitalization.

        If any change, such as a stock split or dividend, is made in Agilent's capitalization, and the change results in an increase or decrease in the number of issued shares of common stock without receipt of consideration by Agilent, an appropriate adjustment shall be made in the corresponding number of Shares payable under the Plan.

Section 15.    Tax Withholding.

        If Agilent concludes that Tax is owing with respect to any deferral of income or payment hereunder, Agilent shall withhold such amounts from any payments due the Director, or otherwise make appropriate arrangements with the Director or his or her Beneficiary for satisfaction of such obligation.

Section 16.    Choice of Law.

        This Plan shall be interpreted and construed in accordance with the laws of the State of California, excluding the conflicts of laws provisions thereof, and is not subject to ERISA.

Section 17.    Notice.

        Any written notice to Agilent required by any of the provisions of this Plan shall be addressed to the chief personnel officer of Agilent or his or her delegate and shall become effective when it is received.

Section 18.    No Rights to Continued Service.

        Nothing in the Plan nor any action of Agilent pursuant to the Plan, shall be deemed to give any person the right to continued service as a member of the Board of Directors of Agilent or affect the right of the Board of Directors of Agilent and/or Agilent's shareholders to remove an individual from the Agilent Board of Directors in accordance with the General Corporation Law of the State of Delaware, Agilent's governing documents, including Agilent's Articles of Incorporation and Bylaws, and any other applicable law.

Section 19.    Severability of Provisions.

        If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect any other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

Section 20.    Code Section 162(m).

        Notwithstanding any other provision of the Plan, except in the event of an acceleration of payment in connection with a proposed change in control under Section 9, the maximum amount that is not "performance-based" (as defined in Section 162(m)(4)(C) of the Code) which may be paid to a Covered Officer under the Plan in any fiscal year shall not exceed one million dollars

($1,000,000) less the amount of other compensation paid to the Director by the Company in such fiscal year that is not 'performance-based' (as defined in Section 162(m)(4)(C) of the Code), which amounts shall be reasonably determined by the Committee at the time of the proposed payout. Any amount which is not paid to the Covered Officer in a fiscal year as a result of this limitation shall be paid to the Covered Officer in the next fiscal year, subject to compliance with the foregoing limitation, or if sooner, as soon as reasonably practicable following the Director's ceasing to be a Covered Officer.

Section 21.    Definitions.

        21.1     Agilent means Agilent Technologies, Inc., a Delaware corporation, and any business entity within the Agilent consolidated group.

        21.2     Beneficiary means the person or persons designated by a Director pursuant to Section 8, in accordance with and accepted by Agilent, to receive any amounts payable under the Plan in the event of the Director's death.

        21.3     Code means the Internal Revenue Code of 1986, as amended from time to time.

        21.4     Committee means the Compensation Committee of the Board of Directors of Agilent or its delegate.

        21.5     Covered Officer shall have the same meaning as "covered employee" does under Section 162(m) of the Code.

        21.6     Deferral Account means the account balance of a Director in the Plan created from Deferred Amounts.

        21.7     Deferred Amount means the amount the Director elects to have deferred from his or her annual cash retainer and committee fees.

        21.8     Deferred Share Credits means amounts credited to a Director under the Plan through an automatic grant pursuant to Section 3.4, as provided under the Director Stock Plan.

        21.9     Director means an individual who is serving as a member of Agilent's Board of Directors and who is not then an employee of Agilent or any of Agilent's affiliates.

        21.10     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        21.11     Payout Commencement Date means the date on which the payout to a Director of amounts credited to his or her Deferral Account first commences.

        21.12     Plan means the Agilent Technologies, Inc. 2005 Deferred Compensation Plan for Non-Employee Directors.

        21.13     Shares mean shares of the common stock of Agilent Technologies, Inc.

        21.14     Tax or (Taxes) means any federal, state, local, or any other governmental income tax, employment tax, payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, and any payments made to Directors or Beneficiaries under the Plan.

        21.15     Termination Date means the date on which the Director ceases to be a Director of Agilent.

        21.16     Termination Year means the calendar year within which a Director's Termination Date falls.

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  Exhibit 10.59
AGILENT TECHNOLOGIES, INC. 2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (Amended and Restated Effective as of November 1, 2005)